AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                              ON DECEMBER 29, 2003

       ===================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         MURRAY UNITED DEVELOPMENT CORP.
             (Exact Name of Registrant as Specified in Its Charter)


         DELAWARE                                    22-2856171
--------------------------------              -------------------------
(State or other jurisdiction of         (I.R.S. Employer Identification No.)
incorporation or organization)

                                  P.O. Box 224
                            Landing, New Jersey 07850
             ------------------------------------------------------
                    (Address of principal executive offices)


                              Consulting Agreement
              -----------------------------------------------------
                            (Fill title of the plan)


                     Dwight Foster, Chief Executive Officer
                         Murray United Development Corp.
                                  P.O. Box 224
                            Landing, New Jersey 07850
                                 (908) 979-3025
                ------------------------------------------------
            (Name, address and telephone number of agent for service)


                                    Copy to:

                             John R. Calcagni, Esq.
                        Haley, Weinblatt & Calcagni, LLP
                                 300 Rabro Drive
                            Hauppauge, New York 11788
                            Telephone: (631) 582-5151
                               Fax: (631) 234-7108
                             -----------------------

                         Calculation of Registration Fee
---------------------------------------------------------------------------------------------------------------
                                            Proposed                   Proposed
Title of                   Amount           Maximum                    Maximum                   Amount of
Securities to              to be            Offering Price             Aggregate                 Registration
be Registered              Registered       Per Share                  Offering Price            Fee
---------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.0001           200,000
per share                  shares           $ 0.01 (1)(2)              $ 2,000 (1)(2)            $ 100 (1)(2)
---------------------------------------------------------------------------------------------------------------

(1) Calculated on the basis of the average of the high and low sale prices of the Registrant's Common Stock as reported on December 23, 2003 on the NASD
     Over the Counter Bulletin Board, which date is within 5 business days prior to the date of the filing of this Registration Statement

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h).


APPROXIMATE DATE OF PROPOSED COMMENCEMENT OF SALES ISSUED PURSUANT TO THE
PLAN:  As soon as practicable after the Registration Statement shall become effective



---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------




                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1.       PLAN INFORMATION. *


ITEM 2.       REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION. *

         * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                     PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.       INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by Murray United Development Corp. ("Company") with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended ("Securities Act") or the Securities Exchange Act of 1934, as amended ("Exchange Act"), are incorporated herein by reference:

          (a) The Company's latest annual report on Form 10-KSB for the fiscal year ended July 31, 2003, filed with the Commission on October 29, 2003;

          (b) The Company's report on Form 8-K filed with the Commission on October 16, 2003; and the Company's quarterly report on Form 10-QSB for the quarterly period ended October 31, 2003 filed with the Commission on December 19, 2003;

          (c)  Not Applicable.

         All the documents filed by the Registrant after the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of the post-effective amendment that indicates that all Common Stock offered hereby has been sold or which deregisters such Common Stock then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or so superseded, to constitute a part of this Registration Statement.

         Upon the written or oral request of any person to whom a copy of this Registration Statement has been delivered, the Registrant will provide without charge to such person a copy of any and all documents (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents) that have been incorporated by reference into this Registration Statement but not delivered herewith. All such documents incorporated by reference are part of the Section 10(a) Prospectus forming a part of this Registration Statement. Requests for such documents should be addressed to Murray United Development Corp, P.O. Box 224, Landing, New Jersey 07850
Attention: Chief Executive Officer.


ITEM 4.       DESCRIPTION OF SECURITIES

              Common Stock

         We are authorized to issue 200,000,000 shares of Common Stock, par value $.0001 per share. As of December 15, 2003 there were 79,953,434 shares issued and outstanding. Holders of our Common

Stock are entitled to one vote for each share held. There are no preemptive, subscription, conversion or redemption rights pertaining to our Common Stock. Holders of our Common Stock are entitled to share ratably in any of our assets that are available upon liquidation.

         Holders of our Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available to pay such dividends. To date, we have not paid any dividends, and our Board of Directors has no present intention of declaring dividends in the foreseeable future. Whether dividends are declared in the future will depend upon our profitability, our financial condition and other factors that the Board deems relevant.

         Of the 79,953,434 currently outstanding shares of our Common Stock, 21,026,544 may be deemed to be "restricted securities". The possible or actual sale of these restricted securities in accordance with Rule 144 adopted under the Securities Act of 1933 may have a depressive effect on the market price for our Common Stock that is prevailing at the time(s) if such sales.


         Class B Warrants

         In our initial public offering made on February 26, 1988, we sold 15,000,000 units, each unit consisting of one share of Common Stock, $.0001 par value, one Class A Warrant and one Class B Warrant. The Class A Warrants were exercisable immediately and expired on October 25, 1991. The Class B Warrants were exercisable immediately and were originally scheduled to expire on February 26, 1991. However, our Board has authorized the extension of the Class B Warrant exercise period, including through March 11, 2005. As of the date of this Prospectus, 14,898,000 Class B Warrants are outstanding at an exercise price of $.15 per share.

         We may redeem the Class B Warrants at any time, at a price of $.0001 per Class B Warrant, by giving warrant holders thirty days' prior written notice of our intention to do so. Holders of Class B Warrants may exercise their warrants prior to the expiration of such thirty day notice period. A holder of the Class B Warrants will not have any rights as a stockholder until he or she actually exercises such Class B Warrant. The number of shares that may be purchased upon exercise of the Class B Warrants and the exercise price of such Warrants are subject to proportionate adjustment in the event of stock splits or stock dividends involving our Common Stock.


         Underwriter's Class B Warrants

         In accordance with the underwriting agreement between us and the underwriter of our initial public offering, the underwriter purchased, for $15, warrants (the "Underwriter's Unit Warrants") to purchase, at $.075 per unit, 1,500,000 units, each unit consisting of one share of Common Stock, one Class A Common Stock Purchase Warrant to purchase one share of Common Stock at $.15 per share, and one Class B Common Stock Purchase Warrant to purchase one share of Common Stock at $.225 per share. Each of the Class A Common Stock Purchase Warrants expired by its own terms on September 26, 1991. As of the date of this Prospectus 500,000 Class B Common Stock Purchase Warrants, exercisable at $.225 per share, are still outstanding.

         Stock Options

         On April 11, 2002, the Board of Directors approved the issuance of a non-qualified stock option (the "Option") for 6 million shares of the Company's Common Stock to Dwight Foster, the Chief Executive Officer and a Director of the Company. In issuing such Option, the Board noted that Mr. Foster had been serving as the Company's President and Chief Executive Officer since December 1998 and as a Director since March 2000, in each case without any compensation.

         The Option granted to Mr. Foster is exercisable, cumulatively, at an exercise price of $0.02 per share in accordance with the following schedule of vesting: 1 million shares on October 11, 2002; 1 million shares on April 11, 2003; 1 million shares on October 11, 2003; 1 million shares on April 11, 2004; 1 million shares on October 11, 2004; and 1 million shares on April 11, 2005. From and after April 11, 2005 the Option may be exercised as to all optioned shares for which it had not been previously exercised.

         The Option expires 10 years after the date of grant. If Mr. Foster's employment with the Company is terminated for any reason other than death, Mr. Foster may exercise only that portion of the Option that was exercisable on the date such employment terminated. The Option issued to Mr. Foster was issued without registration pursuant to Section 4(2) of the Securities Act of 1933. The closing price of the Company's Common Stock on the date the Option was granted to Mr. Foster was $.041 per share.


         Business Combination Provisions

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless certain conditions are met. The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire us.


ITEM 5.       INTERESTS OF NAMED EXPERTS AND COUNSEL

              Not Applicable.

ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS

         We have the authority under the Delaware General Corporation Law (DGCL) to indemnify our directors and officers to the extent provided for in the DGCL. We may also purchase and maintain insurance on behalf of a person who is or was one of our directors, officers, employees or agents against liability asserted against or incurred by such person while acting in such capacity or arising from his or her status as a director, officer, employee or agent of the Company.

         Section 145(a) of the General Corporation Law provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the person to be indemnified acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, he or she must not have had reasonable cause to believe his or her conduct was unlawful.

         Section 145(b) of the General Corporation Law provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the corporation (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interest of the corporation.

         Section 145(g) of the General Corporation Law provides in general that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him or her or incurred by such person in any capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the law.

         Section 102(b) of the General Corporation Law permits a Delaware corporation, by so providing in its Certificate of Incorporation, to eliminate or limit the personal liability of a director to the corporation for damages arising out of certain alleged breaches of the director's duties to the corporation. Our Certificate of Incorporation eliminates personal liability of our directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

         The General Corporation Law, however, provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful purchase or redemption of its capital stock, or
(iv) for any transaction from which the director derived an improper personal benefit.

         Our Bylaws provide that we must indemnify, to the fullest extent permitted by law, any of our directors or officers who are made, are threatened to be made, or otherwise become a party to any action or proceeding as a result of the fact that such person was serving as a director and/or officer of the Company. The Bylaws further provide that we must pay expenses that a director or officer incurs in defending a proceeding prior to the final disposition of the proceeding, provided the director or officer agrees to repay any amounts that we advance if it is ultimately determined that the director or officer was not entitled to indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one or more of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, we will, unless, in the opinion of our counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


ITEM 7.       EXEMPTION FROM REGISTRATION CLAIMED

              Not Applicable.


ITEM 8.       EXHIBITS

              Exhibit No.  Exhibit Name
              -----------  ------------
                  (4)      (a)      Articles of Incorporation                                    (1)
                           (b)      Amended and Restated Bylaws                                  (2)
                           (c)      Specimen Common Stock Certificate                            (1)

                  (5)               Opinion of Haley Weinblatt & Calcagni, LLP

                  (23)     (a)      Consent of Albrecht, Viggiano, Zureck & Company, P.C.
                           (b)      Consent of Counsel (included in the opinion filed as Exhibit 5 to this
                                    Registration Statement)

                  (24)              Power of Attorney

                  (99)              Additional Exhibits

                           (a)      Technology Development Consulting Agreement                  (3)
                                    dated as of June 1, 2002 between the Company and
                                    George H. Johnson and William L. Johnson


          (1) Filed with the Company's Registration Statement on Form S-18 dated December 9, 1987 (Registration No. 33-19048-NY) and Amendment Nos. 2 and 3 thereto dated February 17, 1988 and February 22, 1988, respectively, and incorporated herein by reference.

          (2) Filed with the Company's Registration Statement on Form SB-2 dated April 20, 2000 (amending its Form S-18 Registration Statement) and incorporated herein by reference.

          (3) Filed with the Company's Report on Form 8-K dated October 2, 2003 and incorporated herein by reference.


ITEM 9.       UNDERTAKINGS

              The Registrant hereby undertakes:

               1. To file, during any period in which offers or sales are bing made, a post-effective amendment to this Registration
                    Statement:

                    (i) To include any prospectus required by Section 10(a) (3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events
                         arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii) To include any material information with respect to
                         the plan of distribution no previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                    PROVIDED HOWEVER, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

               2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

               3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

               4. That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such new securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

               5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Huntington, State of New York, on December 19, 2003.

                                           MURRAY UNITED DEVELOPMENT CORPORATION
                                           -------------------------------------
                                           (Registrant)


                                           By:  / s /  DWIGHT FOSTER
                                           -------------------------------------
                                           Dwight Foster
                                           Chief Executive Officer

                                           Dated:  December 19, 2003


                                           By:  / s /  ANTHONY S. CAMPO
                                           -------------------------------------
                                           Anthony S. Campo
                                           Executive Vice President Secretary
                                           and Treasurer
                                           (Chief Financial Officer)

                                           Dated:  December 19, 2003


         Pursuant to the requirements of Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


                                           / s /  ANTHONY CAMPO
                                           -------------------------------------
                                           Anthony S. Campo,
                                           Chairman of the Board


                                           / s /  DWIGHT FOSTER
                                           -------------------------------------
                                           Dwight Foster, Director


                                           / s /  FRANK PECORELLA
                                           -------------------------------------
                                           Frank Pecorella, Director


                                           Dated:  December 19, 2003